Exhibit 10.50

AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE (“Agreement”) is made as of this 26th day of April, 2012, by and between Le Château Inc., a Canadian corporation, having offices at 8300 Decarie, Montreal, Quebec H4P 2P5 (Tenant”) and DAVIDSTEA Inc., a Canadian corporation, having offices at 5775A Ferrier, Mount-Royal, Quebec H4P 1N3 (“Subtenant”).

WITNESSETH:

Tenant and Subtenant hereby covenant and agree as follows:

ARTICLE 1 - DEFINITIONS

Sec. 101 — As used herein, the following definitions shall be applicable to the terms set forth below:

(a)  “Leased Premises” - The Leased Premises located at 1310 St. Catherine Street West, Montreal, Quebec and containing an approximate area of 11,785 square feet, out of which approximately 750 square feet will be allocated to the Subtenant (“Subleased Premises”), the approximate location is shown on Schedule “A” hereto.  The Subleased Premises shall bear the civic address of 1310A St. Catherine Street West.

(b)  “Storage Premises” The Storage Premises located at 1310 St Catherine Street West, Montreal, Quebec and containing an approximate area of 182 square feet on the second floor, the approximate location is shown on Schedule “A” hereto.  The Tenant and Subtenant may terminate the Storage Premises tenancy on the last day of any calendar month by delivery of at least thirty (30) days prior written notice of termination to the other party.

(c)  “Lease” - The Agreement of Lease dated December 22, 1998 as amended, a copy of such documents has been provided and which the Subtenant has received and reviewed.

(d)  “Landlord” - The Landlord under the Lease.

ARTICLE 2- SUBLEASED PREMISES

Sec 201 — Tenant does grant, demise and let unto Subtenant, and Subtenant does lease and take from Tenant, for the Term and upon the terms and conditions set forth in this Sublease, the Subleased Premises, together with all licenses, rights and appurtenances in connection therewith and thereunto belonging.  Notwithstanding anything contained herein to the contrary, the Subtenant will not be permitted to register any rights conferred hereto by the present Sublease Agreement.

Sec 202 — Subtenant accepts the Subleased Premises, in its present condition as of the Commencement Date, as such term is hereinafter defined and pursuant to the Tenant’s Work and Subtenant’s Work as stated in Schedule “C”.

ARTICLE 3 - TERM OF SUBLEASE

Sec 301 — Term.  The term of this Sublease shall commence on the earlier of:  (i) the date any part of the Subleased Premises is opened to the public for business, or (ii) forty-five (45) days after the expiry of the Fixturing Period, (the “Commencement Date”), and shall terminate at 11:59 p.m.  local time on January 31st, 2018 (the Term”).

Sec 302 — Fixturing Period.  The Subtenant shall be entitled to a Fixturing Period not to exceed forty-five (45) days after the date on which the Subtenant is given possession of the Subleased Premises.  The Subtenant may take possession of the Subleased Premises upon full execution by both parties of this Agreement and after the Landlord has approved the Subtenant’s drawings of the Subtenant’s proposed work.

It is anticipated that the possession date of the Subleased Premises to be June 11.  2012.  In the event that the possession date be delayed, then the commencement of the Fixturing Period shall be adjusted by a time period equivalent to such delay.

During the Fixturing Period, the Subtenant shall comply with each and every one of the terms, covenants and conditions contained herein save and except for the payment of the Gross Rent and Additional Charges.  Without limiting the foregoing, the Subtenant will not be permitted access to all or any part of the Subleased Premises unless and until it delivers evidence of its insurance in accordance with Section 9 below, its contractor’s insurance and all appropriate permits.

Sec 303 — Options to extend.  Subject to the Tenant’s right to extend the Term and provided that the Subtenant is not in Default, the Subtenant shall have the option to extend the Term equal to the length of term as the Tenant, namely for a period of five (5) years commencing on February 1, 2018, at the same terms and conditions as the present Agreement except for the Gross Rent, as hereinafter defined, (“Subtenant’s Option to Extend”).  The Subtenant must notify the Tenant no later than March 30, 2017 of it intent to exercise the Subtenant’s Option to Extend.  Should the Tenant not exercise its right to extend the Term as per the Lease, this section shall be null and void.

The Gross Rent to be paid by the Subtenant during the Subtenant’s Option to Extend shall be the fair market rental value of the Subleased Premises at the commencement of the Subtenant’s Option to Extend having regard to other premises which are similar to the Subleased Premises in location, size, age of the building and the configuration of the Subleased Premises, but in no event shall Gross Rent payable during the Subtenant’s Option to Extend be less than Gross Rent paid during the initial Term of this Sublease Agreement.  Should the parties fail to reach an agreement on the market rate three (3) months prior to the commencement of the Subtenant’s Option to Extend, either party may request that the market rate be determined by arbitration in accordance with the arbitration rules stipulated in the Code of Civil Procedure of Quebec.  A single arbitrator shall be named by both parties or, should the parties fail to agree, by the Court.

Sec. 303(a) — Occupation by the Subtenant after the Term.  This Agreement of Sublease shall automatically and without notice terminate at the end of the Term and the occupancy of the Subleased Premises by the Subtenant after that date shall not have the effect of extending or renewing this Agreement of Sublease for any period of time, whether by way of tacit renewal or otherwise.  The Subtenant shall in such case be deemed to be occupying the Subleased Premises against the will of the Tenant, who shall have the right to avail itself of any and all recourses provided by law to evict the Subtenant and claim for damages.  For clarity. the Subtenant may not occupy the Subleased Premises after the expiry of the Term of the Lease.

Notwithstanding the foregoing, should the Subtenant continue to occupy the Subleased Premises after the expiry of the Term, the Subtenant shall be deemed to be occupying the Subleased Premises under a monthly lease and the Subtenant shall pay to the Tenant a minimum monthly rent equal to the last Gross Rent (calculated on a monthly basis) payable pursuant to this Agreement until such time as the Tenant and Subtenant have completed such negotiations and the appropriate adjustments are made In accordance with the terms and conditions of the Subtenant’s Option to Extend or such other extension or renewal of Term, the other terms and conditions of this Agreement of Sublease remaining unchanged, the whole without prejudice to the

Tenant’s other rights of recourse, including, without limitation, the right to take possession of the Subleased Premises and evict the Subtenant.

Sec. 304 — Surrender of Subleased Premises.  On the last day or any sooner termination of the Term hereof, Subtenant shall and in accordance with Sec. 802 (a), quit, surrender and deliver up the Subleased Premises to the Tenant, and all pipes, plumbing, electric wires, heating and air-conditioning systems and all other appurtenances, in good condition and repair broom clean, reasonably wear and tear excepted, together with all alterations, additions and improvements in, to or on the Subleased Premises, Subtenant shall, at its own cost and expense, remove from the Subleased Premises and Storage Premises all movable furniture, equipment or trade fixtures belonging to Subtenant.

ARTICLE 4 - USE AND OCCUPANCY

Sec. 401 — Use.  The Subleased Premises shall be used as a retail store for the sale at retail of tea, hot tea, iced tea, tea latte, tea smoothie and tea related drinks; and the sale at retail of (1) teas sold in bulk, including loose leaf teas and tea bags; (2) tea related desserts such as, cakes, cookies, cupcakes and chocolates; (3) teapots, kettles and cups; (4) any and all tea-related accessories and lifestyle products (the “Use”).

Sec. 402 — Signage.  The Subtenant shall arrange and pay for the installation of its standard signage on the exterior of the Subleased Premises, subject to the Landlord’s, Tenant’s and municipal approval.  Designs shall be submitted by the Subtenant for approval by the Landlord, such approval not to be unreasonably withheld.  Provided that it has obtained Landlord’s prior approval and such approval not to be unreasonably withheld, Subtenant shall be allowed to place temporary banners on the exterior of the Subleased Premises until the installation of its standard signage.

Sec. 403 — Subtenant shall continuously, actively and diligently carry on, and the Subleased Premises shall be used only for, the intended Use in the whole of the Subleased Premises during the entire Term under the trade name DAVIDs TEA (the “Business”) or such other name as Subtenant may use for the majority of its other similar stores, in a first class and proper manner and for no other purpose.  Subtenant’s Use of the Subleased Premises shall be subject to such limitations and restrictions as Tenant may, acting reasonably, from time to time, impose (including hours of operation during which the business and/or the Leased Premises are open to the public).  The Subtenant shall not be entitled to a key to the Leased Premises and the Subtenant shall have no right of access to the Leased Premises before or after the Tenant’s business hours from time to time except with the express prior written permission of the Tenant, such permission may not be unreasonably withheld.  Except in the case of emergency, Tenant’s personnel shall not block or unduly restrict access to the Subleased Premises.  If the Subtenant breaches the Use in any respect, the Tenant shall, in addition to its other rights and remedies herein, have the immediate right to terminate this Agreement without notice and to recover from the Subtenant damages for breach of covenant and loss of all revenue arising from and after the termination.

Sec. 404 — In the conduct by the Subtenant of the Business at the Subleased Premises, the Subtenant shall:

(i)  conduct the Business in the Subleased Premises during such hours and on the days that the Tenant requires or expressly permits in writing from time to time and at no other time but the Subtenant is not required to carry on business when prohibited by a governmental law or by-law regulating the hours of business;

(ii)  operate the Business in a lawful manner in accordance with all Applicable Laws (as hereafter defined) with due diligence and efficiency as a first-rate merchandising activity;

(iii)  own, install and keep in good order and condition, free from liens, security interests or rights of third parties, all of the Subtenant’s fixtures and equipment; Notwithstanding anything in this Agreement to the contrary, the Subtenant shall be permitted to grant hypothecs, liens, mortgages, debentures, charges or encumbrances attaching to the Subtenant’s goods, trade fixtures, furniture or equipment, but excluding Leasehold Improvements (hereinafter collectively called the “Equipment”) located In the Subleased Premises, so long as:

(i)  any such hypothec, lien, mortgage, debenture, charge or encumbrance arises through any bona fide financing done by the Subtenant in accordance with the Subtenant’s normal business practice or by reason of any sale and leaseback agreement entered into by the Subtenant financing purposes with respect to the Equipment;

(ii)  the Subtenant is not In default under any such lien, mortgage, debenture, charge or encumbrance, or any such sale or leaseback agreement;

(iii)  neither the Lease, the Agreement to Lease, the Premises, the Subleased Premises, the Leasehold Improvements nor the Subtenant’s interest in any of them shall be mortgaged, charged, encumbered, assigned, sublet or otherwise disposed of pursuant to such financing or sale and leaseback.

(iv)  maintain at the Subleased Premises an adequate stock and an adequate sales force to serve properly all customers of the Subtenant’s Business;

(v) warehouse, store or stock in the Subleased Premises only such goods, wares and merchandise as the Subtenant offers for sale in the Subleased Premises;

(vi)  use for office, clerical or other non-selling purposes, only such reasonable minimum amount of space at the Subleased Premises as may be required for the conduct of the said business, from time to time;

(vii)  not cause, permit or suffer any machines selling merchandise or vending services, including vending machines or machines operated by coins, credit or debit cards or otherwise, to be present in the Subleased Premises;

(viii)  not use any loudspeakers, television, phonographs, speakers, radios or other similar devices without the prior written consent of the Tenant, which consent may be unreasonably withheld; and

(ix)  clean and keep in a sanitary condition, on a regular basis, including and not limited to maintaining, at its sole cost and expense, pest control, removal of rubbish and all trash of a deteriorating nature so as to ensure no offensive odours affect the Lease Premises and/or the Subleased Premises.

Without expanding upon the definition of Business, no part of the Subleased Premises will be used nor shall the Subtenant permit any portion of the Subleased Premises to be used at any time for any of the following uses (or any uses incidental thereto):

(a)  adults only, immoral, pornographic and/or sexual related activities;

(b)  the sale of second hand goods or fire sale stock or bankruptcy stock; the sale of firecrackers or fireworks; an auction, bulk sale, liquidation sale, “going out of business” or bankruptcy sale, or warehouse sale;

(c)  any sale or business conduct which in the Tenant’s opinion is likely to lower the character of the Premises or any practice of unethical or deceptive advertising or selling procedures;

(d)  any unlawful, criminal or unlicensed use;

(e)  the storage of goods not sold on or from the Subleased Premises; and/or

(f)  the sale, rental and/or distribution of any clothing or clothing accessories, cigarettes, cigars, tobacco or any form of tobacco products, alcohol and/or alcoholic beverages.

Sec. 405 — Subtenant’s Employees.  Subtenant shall, at its own cost and expense, maintain worker’s compensation coverage, unemployment compensation coverage and any other coverage, which may be required by law with respect to Subtenant’s employees.

Subject to governmental and municipal zoning requirements and by-laws, Subtenant’s employees, while working at the Subleased Premises, shall be entitled to use toilets provided by the Tenant for the convenience of the Subtenant’s employees subject to any rules and regulations promulgated by Tenant.  Tenant and Subtenant shall prohibit their respective employees from soliciting the other’s employees.

ARTICLE 5 - RENT

Sec. 501 — Gross Rent.  Subtenant covenants to pay to Tenant in Canadian dollars, in advance on the first day of each and every calendar month during the Term hereof, without previous demand therefore and without any delay, defense, set-off, abatement or deduction, suspension or counterclaim whatsoever, a rent of One Hundred and Seventy Dollars ($170.00) per square foot of the Subleased Premises and a rent of One Hundred Dollars ($100.00) per square foot of the Storage Premises, per annum plus all applicable taxes (the “Gross Rent”).  Subtenant will deliver to Tenant every (3) three months, a series of three (3) monthly post-dated cheques for the rental year for the total monthly payments of Gross Rent for such months during the Term.

Rent for partial calendar months at the beginning or the expiration of the Term of this Agreement shall be prorated.

Sec. 502 — Adjustments.  The Subtenant undertakes to pay to the Tenant its proportionate share of the increase in municipal, school and business taxes over and above the amount applicable to the Subleased Premises for 2012.

Sec. 503 — Utilities.  The Subtenant shall pay, directly to the provider thereof, the cost of all utilities consumed in the Sublease Premises.

Sec. 504 — Place of Payment.  Subtenant shall pay to Tenant all rents and amounts payable under this Agreement at the following address:  Le Château Inc., do Finance Department, 8300 Decarie, Montréal, Québec, H4P 2P5.

Tenant may designate such other place for payment of rent as Tenant may deem appropriate or expedient by giving Subtenant not less than ten (10) days prior written notice to Subtenant’s head office of Tenant’s designation of a new address for payment of rents.

Sec. 506 — Sales Tax.  The Subtenant agrees to remit to the Tenant the amount corresponding to the Goods and Services Tax (G.S.T.), the Taxe de vente du Québec (T.V.Q.) and any other similar tax that could be established during the Term of the Agreement imposed by any taxing authority and that the Tenant is obligated to collect, or could be obliged to collect from the Subtenant with respect to Gross Rent or with respect to any other sums payable to the Tenant or for the benefit of the Tenant in virtue of the Agreement or with regards to any goods, services and supplies provided to the Subtenant by the Tenant in virtue of the Agreement or otherwise.

Sec. 507 — Save as expressly set out to the contrary herein, this Agreement is intended by the parties to be an absolutely net agreement to the Tenant and the

Tenant shall not be responsible during the Term for any costs, charges, expenses or outlays of any nature whatsoever arising from or relating to the Subleased Premises or the Subtenant’s use thereof.  Any amount and any obligation that is not expressly declared herein to be that of the Tenant with respect to the Subleased Premises shall be deemed to be a covenant and obligation of the Subtenant to be performed and paid for by the Subtenant.

ARTICLE 6 - TAXES AND ASSESSMENTS

Sec. 601 — Taxes.  Subtenant shall pay to the appropriate agency or the Tenant or the Landlord, if required, it’s share of taxes on the Subleased Premises levied, imposed or separately assessed by the municipality in which the Subleased Premises are situated or any political subdivision thereof or other taxing authority upon any rental payable under this Agreement.

ARTICLE 7 - REPAIRS

Sec. 701 — Repairs by Subtenant.  Subtenant shall, at its sole cost and expense during the Term, or any renewal thereof, of this Agreement maintain the Subleased Premises and Storage Premises and make repairs thereto and replacements thereof in accordance with the requirements of the Lease, including, but not limited to, replacements of all plate glass and windows so that the Subleased Premises shall continue in the same repair and operating condition as at the beginning of the Term of this Agreement, ordinary wear and tear only excepted.

Sec. 702 — All repairs and replacements made by Subtenant to the Subleased Premises and Storage Premises as required by Section 701 above, shall be made according to standards and methods which are appropriate for property and buildings of similar construction and class, and in compliance with all applicable fire and building codes and the Lease.

ARTICLE 8 - ALTERATIONS

Sec. 801 — Subtenant shall not alter or improve the Subleased Premises or the Storage Premises without first obtaining Tenants written consent to such alteration or improvement, which consent shall be subject to any consent which may be required from the Landlord pursuant to the Lease such consent may not be unreasonably withheld.

Sec. 802 — Any alterations or improvements consented to by Tenant shall be made at Subtenant’s sole cost and expense, subject to the following requirements:

(a)  Prior to the start of any work related to any alteration or improvement, Subtenant shall submit detailed plans and specifications, drawn by a licensed architect or registered professional engineer, showing the proposed alterations or improvements, to Tenant and Landlord for Tenant’s and Landlord’s review and approval.  At the end of the Term, Tenant shall indicate to Subtenant if the alterations or improvement must be removed at the Subtenant’s coat and expense in conformity with the following Section 803 or if it may remain in the Subleased Premises and the Storage Premises.

(b)  No alterations or improvements shall be undertaken unless and until Subtenant shall have procured all permits, licenses and other authorizations required for the lawful and proper undertaking thereof.

(c)  Any such alterations or improvements shall be made in a good and workmanlike manner and in compliance with all applicable laws, governmental orders and fire and building ordinances and regulations pertaining thereto.

(d)  All alterations or improvements when completed shall be of such nature as not to reduce or otherwise adversely affect the value of the Subleased Premises,

nor diminish the general utility or change the general character of the Subleased Premises.

Sec. 803 — Removal of the Alterations.  At the expiration of the Term of this Agreement, Tenant shall require Subtenant to remove from the Subleased Premises and Storage Premises any alteration or improvement constructed by the Tenant or the Subtenant or at Tenant’s direction during the Term.  Subtenant shall, at its sole cost and expense, remove such alterations or improvements from the Subleased Premises and Storage Premises and repair any damage caused by such removal, all to be completed not less than three (3) days prior to the expiration of the Term.  The provisions of this Section 803 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 9 - INDEMNITY AND INSURANCE

Sec. 901 — Indemnity.  Subtenant shall indemnify and save Tenant and the Landlord harmless, except if caused by Tenant or Landlord negligence or omission, from and against any and all claims arising during the Term of this Agreement and any other period of Subtenant’s occupancy of the Subleased Premises for damages or injuries to goods, wares, merchandise and property and/or for any bodily injury or loss of life in, upon or about the Subleased Premises, or resulting or arising out of Subtenant’s use of occupancy of the Subleased Premises.  The provisions of this Section 901 shall survive the expiration or earlier termination of this Sublease.

Sec. 902 — Insurance.  Subtenant shall carry its own property insurance on its improvements to the Subleased Premises and Storage Premises.  Subtenant shall also keep in force during the Term of this Agreement public liability insurance with liability limits of not less than Two Million Dollars ($2,000,000.00) or any such amount as provided for in the Lease, combined single limit for bodily injury and/or for property damage.  All such policies of insurance shall contain a clause requiring the insurer not to cancel or change the insurance without first giving the Tenant thirty (30) days’ written notice thereof.  All such insurance shall be with an insurer and provide such coverage as would be obtained by a prudent operator of the Business in the Subleased Premises and shall otherwise be in form and substance satisfactory to the Tenant, acting reasonably.  Each such policy shall name the Landlord and the Tenant as an additional named insured as its interest may appear and shall contain a provision of cross liability as between the Landlord, Tenant and Subtenant.  Furthermore, each of the Subtenant’s insurance policies shall stipulate that the insurer has no right of subrogation against the Landlord or the Tenant.  Subtenant shall furnish Tenant with a certificate evidencing such coverage at least ten (10) days prior to receiving access to the Subleased Premises and upon request from time to time during the Term.

If the Subtenant fails to obtain the insurance required under this Section 9 and such failure is not cured within two (2) business days following written notice from the Tenant, the Tenant shall, in addition to its other rights and remedies herein, be entitled to obtain such coverage (but without any obligation to do so) and the costs thereof and all other reasonable expenses incurred shall be payable by the Subtenant to the Tenant upon demand.

Subtenant shall at its expense provide and maintain in force during the Term of this Agreement or of any renewal or extension thereof plate glass insurance for the benefit of the Landlord and the Tenant covering all plate glass in the Subleased Premises, including plate glass windows and doors, in an amount equal to the full insurable value thereof, and all public liability and property damage insurance, for the benefit of the Landlord and the Tenant, in such reasonable amounts as may be required by the Landlord in respect of injury or death to one or more persons or property damage, including without limitation insurance to cover the responsibilities assumed under Section 903 hereof.  Notwithstanding anything contained herein, the Subtenant shall be permitted to self-insure as to plate glass insurance and shall be deemed to have satisfied all of the foregoing insurance requirements, with respect to plate glass insurance only.

Sec. 903 — Indemnification.  The Subtenant covenants with the Landlord and Tenant to indemnify and save harmless the Landlord and the Tenant from any and all payments and liabilities required to be made in respect of the Subleased Premises, including “GST Taxes”, but not including income taxes, succession duties, inheritance taxes, business taxes, and similar charges, personal to the Landlord and Tenant, and without limiting the generality of the foregoing, shall indemnify and save harmless the Landlord and Tenant from any and ail liabilities, damages, costs, suits, actions and expenses arising out of:

(a)  Any breach, violation or nonperformance of any covenant, condition or agreement in the Agreement set forth and contained on the part of the Subtenant to be fulfilled, kept, observed and performed.

(b)  Any reasonable damage to property of the Tenant, Subtenant, licensee and all persons claiming through or under him, them, or any of them, or damage to any other property howsoever occasioned by the use and occupation of the Subleased Premises, except if caused by Tenant or Landlord negligence or omission.

(c)  Any injury to person or persons, including death resulting at any time therefrom, occurring in or about the Subleased Premises and/or sidewalks, loading or other areas adjacent to the same.

Sec. 904 — Waiver of Subrogation.  Subtenant shall secure an appropriate clause in, or an endorsement upon, each fire, comprehensive liability, and extended coverage policy obtained and covering the Subleased Premises and the personal property, fixtures and equipment located therein or thereon, pursuant to which the Subtenant’s insurance company waives subrogation or permit the insured, prior to any loss, to agree with a third party to waive any claims. The waiver of subrogation or permission for waiver of any claim hereinbefore referred to shall extent to the agents of the Tenant and its employees.

Sec. 905 — Tenant’s Exculpation.  Tenant shall not be responsible or liable to Subtenant for any reasonable loss, cost, damage or expense incurred by Subtenant by reason of any loss or damage to Subtenant’s property from any reasonable cause whatsoever during the Term of this Sublease, except if such cost, loss, damage or expense results from Tenant’s gross negligence, willful misconduct or breach of this Agreement.

Sec. 906 — Expropriation.  In the event of expropriation of all or part of the Premises, neither Tenant nor Subtenant shall have a claim against the other for the shortening of the Term, or the reduction or alteration of the Business and/or the Premises.  Tenant and Subtenant shall each look only to the expropriating authority for compensation.  Tenant and Subtenant agree to cooperate with one another so that each is able to obtain the maximum compensation from the expropriating authority as may be permitted in law in relation to their respective interests in the Premises or Business.  Nothing herein contained shall be deemed or construed to prevent Tenant or Subtenant from enforcing and prosecuting a claim for the value of their respective interests in any expropriating proceedings.

ARTICLE 10 - CASUALTY

Sec. 1001 — Except if otherwise specified in the Lease, neither the rent payable by Subtenant nor any of Subtenant’s other obligations under any other provision of this Agreement shall be abated or affected by any damage to or destruction of the Subleased Premises.

ARTICLE 11 — COMPLIANCE WITH LAWS AND REGULATIONS

Sec. 1101 — Subtenant, at its sole cost and expense, shall comply with and shall cause the Subleased Premises to be in compliance with all statutes, laws, ordinances, regulations, rules and orders of every kind and nature now or hereafter in effect relating to or affecting any part of the Subleased Premises.

ARTICLE 12 - SUBTENANT’S ADDITIONAL COVENANTS

Sec. 1201 — Affirmative Covenants.  Subtenant shall, at its own cost and expense:

(a)  Acquire Appropriate Permits:  Provide Tenant with a copy of a valid Business License and all other permits required before opening for Business.

(b)  Zoning Requirements:  Subtenant shall ensure that the use of the Subleased Premises conforms to all governmental and municipal zoning requirements.

(c)  Keep Leased Premises Clean:  Maintain the Subleased Premises and Storage Premises in a clean, neat and orderly condition including, but not limited to, trash removal.

(d)  Pay Taxes:  Pay, before delinquency, any and all taxes, assessments and public charges levied, assessed or imposed upon Subtenant’s business.

(e)  Pay License Fees:  Pay, when and as due, all license fees, permit fees and charges of a similar nature, if any, for the conduct by Subtenant of any business or undertaking hereunder to be conducted in the Subleased Premises.

Sec. 1202 - Negative Covenants.  Subtenant shall not at any time:

(a)  Change Exterior:  Change the exterior of the Subleased Premises or of the building thereon, or any part thereof, in a manner whatsoever, except as expressly permitted by Article 8 hereof.

(b)  No Liens:  Subject to any fixtures, furnishings or equipments which are affixed to the realty so as to become a part thereof, to any mortgages, liens, conditions sales agreements, encumbrances or security interest.

(c)  Not Damage the Subleased Premises:  Perform any act or carry on any practice which may damage or deface the Subleased Premises, or expose the Subleased Premises to an increased risk of loss or damage.

(d)  No Vacancy:  Leave the Subleased Premises unoccupied, vacant or abandoned.

(e)  No Encumbrances:  Do any act or enter into any agreement which may create any lien or encumbrance upon the estate, or interest of the Tenant or Landlord.

ARTICLE 13-DEFAULT

Sec. 1301 — Events of Default.  The occurrence of any one or more of the following events shall constitute a default by the Subtenant under this Agreement:

(a)  If Subtenant shall tail to pay any installment of the Gross Rent or the Utilities Charge or any amounts payable under this Agreement as and when the same shall become due and payable;

(b)  If Subtenant shall fail to perform or comply with any of the terms, covenants, agreements, conditions or provisions of this Agreement;

(c)  If Subtenant shall make any alteration, addition or improvement to the Subleased Premises or Storage Premises, except as expressly permitted hereunder;

(d)  If Subtenant shall leave the Subleased Premises, unoccupied, vacant or abandoned;

(e)  if Subtenant shall attempt to assign, mortgage, sublet or otherwise encumber, transfer or convey this Agreement or any interest therein, except as expressly permitted hereunder;

(f)  If Subtenant shall use or occupy or permit the use and occupancy of the Subleased Premises for any purpose not expressly permitted hereunder;

(g)  If there shall be any dissolution or liquidation of Subtenant, or if Subtenant shall make an assignment for the benefit of creditors.

Sec. 1302 — Cure Period.  If any event of a non monetary default enumerated in this Article occurs.  Subtenant shall cure such default within ten (10) days from the date on which Tenant gives Subtenant written notice to cure, specifying the nature of such default or, if such default is a monetary payment default then Subtenant shall cure such default within five (5) ten (10) days from the date on which the Tenant gives Subtenant written notice to cure.

Sec. 1303 — Tenant’s Rights.  If Subtenant fails to cure any default within the cure periods provided for in this Article, or if Subtenant shall not have diligently proceeded in good faith to cure any non-monetary default which could not reasonably have been cured within such period, Tenant may exercise any of the following rights without further notice or demand of any kind to Subtenant or any other person, except as required by applicable law:

(a)  Tenant may terminate this Agreement and Subtenant’s right to possession of the Subleased Premises by written notice to Subtenant, effective on a date specified in such notice and to reenter the Subleased Premises, take possession thereof and remove all persons therefrom, following which Subtenant shall have no further claim thereon or under this Agreement; or

(b)  Tenant may, without terminating this Agreement, terminate Subtenant’s right to possession of the Subleased Premises, and to reenter the Subleased Premises and occupy the whole or any part thereof for and on account of Subtenant and to collect any unpaid rentals and other charges, which have become payable, or which may thereafter become payable; or

(c)  Tenant may, even though it may have reentered the Subleased Premises in accordance with subparagraph (b) of this Section 1303, thereafter terminate this Agreement as specified in subparagraph (a) of this Section 1303.

Sec. 1304 — Non-Exclusive Remedies.  The enumeration anywhere in this Agreement of certain rights or remedies of Tenant shall not be construed to be an exclusion or substitution of any other rights conferred under this Agreement or applicable law.  All of the rights and remedies herein granted to the Tenant shall be construed as creating distinct, separate and cumulative remedies, and no one of them, whether exercised by the Tenant or not, shall be deemed to be in exclusion of any of the others.

ARTICLE 14 — NOTICES

Sec. 1401 — All notices and communications hereunder shall be in writing and signed by a duly authorized representative of the party making the same.  All notices and communications shall be deemed effective when delivered personally or when service is confirmed upon receipt, addressed as follows:

To Tenant:	Le Château Inc.
8300, boul. Decarie

Montréal, Québec H4P 2P5
Attention: Real Estate Department

To Subtenant:	DAVIDs TEA INC.
5775A, Ferrier
Mount-Royal, Quebec H4P 1N3
Attention: David Segal

Giving notice of such change in the manner herein provided for giving notice may change the names and addresses for the purpose of this section.  Unless and until such written notice of change of address is actually received, the most recent name and address applicable under this Agreement may be used for all purposes hereunder.

ARTICLE 15 — ACCESS TO SUBLEASED PREMISES

Sec. 1501 — Tenant, and its agents or designees, shall have the right to enter upon the Subleased Premises at all reasonable hours to inspect the condition of the Subleased Premises and for any other lawful purpose.  Tenant reserves the right to enter upon (a) two (2) days written notice, during business hours, to make any reasonable repairs or alterations to the Subleased Premises which Subtenant neglects or refuses or perform in breach of Subtenant’s repair obligations herein, or (b) without notice, in the event of an emergency.

ARTICLE 16 — MISCELLANEOUS

Sec. 1601 — Severability.  If any part or provision of this Agreement shall be deemed invalid or unenforceable for any reason, such invalidity or enforceability shall not affect the validity of this Agreement, but such invalid or unenforceable provision shall be deemed deleted and the remainder of this Agreement shall remain in full force and effect as if such invalid or unenforceable provision had never been contained herein.

Sec. 1602 — Entire Agreement.  This Agreement embodies the terms and conditions of the agreement between the parties.  There are no other agreements, written or oral, between the parties except as herein stated.  All prior agreements, written or oral, between the parties are merged herein and shall be of no further force or effect.  Any modification, rescission, termination or extension of this Agreement shall not be valid or enforceable unless it be in writing signed by the parties hereto.

Sec. 1603 — Force Majeure.  The performance of a party (except for payment of monies) shall be excused during the period and to the extent that such performance is rendered impossible, impractical or unduly burdensome due to acts of God, strikes, lockouts, or labour difficulty, unavailability of parts through normal supply sources, failure of any utility to supply its services for reasons beyond a party’s control, explosion, sabotage, accident, riot or civil commotion, act of war, fire or other casualty, or any other cause beyond the reasonable control of the part whose performance is to be excused.

Sec. 1604 — Time of the Essence.  Time shall be of the essence of this Agreement.

Sec. 1605 — Choice of Laws.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the federal laws of Canada.

Sec. 1606 — Execution and Delivery of Agreement.  This Agreement may be executed in any number of counterparts or electronic or facsimile counterparts, each of which when delivered shall be deemed to be an original and all of which together shall constitute one and the same document.  A signed electronic or facsimile copy of this Agreement shall be effectual and valid proof of execution and delivery.

Sec. 1607 — Subtenant’s responsibility.  Subtenant shall be solely responsible for all costs and legal fees incurred towards obtaining consent and approval of the Sublease, whether for the benefit of the Landlord or any authority.

Sec. 1608 — Rules and Regulations.  The Subtenant covenants that the reasonable rules and regulations which the Landlord and the Tenant may make, being in its judgment needful for the reputation, Image, appearance, safety, care or cleanliness of the Leased Premises and the Subleased Premises, or the operation, maintenance or protection of the Leased Premises and the Subleased Premises and its equipment, or the comfort of tenants, shall be faithfully observed and performed by the Subtenant, and by its clerks, servants, agents and those for whom the Subtenant is in law responsible ~~visitors and licensees.~~

Sec. 1609 — Language.  The parties hereto have requested that this Agreement and all notices, documents and other instruments to be given pursuant hereto be drawn in the English language only.  Les parties ont exigé que la présente entente ainsi que tous les avis et autres documents à être donnés en vertu des présentes soient rédigés en langue anglaise seulement.

Sec. 1610 — Special Conditions.  This Agreement is subject to Subtenant obtaining at its sole cost and responsibility the following prior to execution:

(i)                                     that Subtenant has acquired all appropriate governmental and/or municipal permits;

(ii)                                  that Subtenant’s usage respects all governmental and/or municipal zoning by-laws;

(iii)                               that Subtenant provides a copy of all governmental and municipal permits and governmental authorizations at the time of execution of this Agreement (Schedule “B).

Tenant will not be held responsible for any costs incurred by Subtenant in acquiring (or failure of) the foregoing.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Tenant Le Château Inc.

By:	/s/ Emilia Di Raddo
Emilia Di Raddo, C.A.
President
I have authority to bind the Corporation.

By:	/s/ Lee Albert
Lee Albert
Director, Real Estate
I have authority to bind the Corporation.

Subtenant DAVIDSTEA INC.

By:	/s/ David Segal
David Segal
President
I have authority to bind the Corporation.

SCHEDULE « A »

FLOOR PLAN

David's Tea
Sales Area
±750 sq.ft.
Le Château
Sales Area
Le Château
Stockroom

<u>**SCHEDULE « A »**</u>

<u>**FLOOR PLAN**</u>

Le Château Stockroom
David's Tea Stockroom ±182 sq.ft.
Le Château Sales Area
Le Château Stockroom

SCHEDULE « B »

GOVERNMENTAL AND/OR MUNICIPAL PERMITS / CONFORMITY TO ZONING BY-LAWS

Montréal
Arrondissement Ville-Marie
Direction de l'aménagement urbain et des services aux entreprises
800, boul. De Maisonneuve Est, 17e étage
Montréal (Québec) H2L 4L8
Téléphone 514 868-4540 Télécopieur 514 872-3567

Permis

N° 3000239948-12

SIKRAS CORPORATION

a obtenu un permis pour

Transformation

selon la description des travaux suivants

Au RC, aménager un local en occupation conjointe avec "Le Chateau" pour la Cie Les thés Davids Tea et en façade, remplacer une baie vitrée pour y aménager une alcôve et une porte, tel qu'aux plans approuvés.

portant le No de lot au cadastre **1341141**

situé **1310A, rue Sainte-Catherine Ouest**

à l'adresse principale **1304 rue Sainte-Catherine Ouest Ouest**

Montréal le **2012-06-07**

Directeur

Ce permis deviendra périmé et nul le **2012-12-04** si les travaux ne sont pas commencés ou s'ils sont abondonnés pendant plus de 12 mois.

Ce placard doit être affiché de façon à ce qu'il soit bien visible de la voie publique.

DP404510

SCHEDULE « B »

GOVERNMENTAL AND/OR MUNICIPAL PERMITS / CONFORMITY TO ZONING BY-LAWS

Montréal

Arrondissement Ville-Marie
Direction de l'aménagement urbain et des services aux entreprises
800, boul. De Maisonneuve Est, 17e étage
Montréal (Québec) H2L 4L8
Téléphone : 514 868-4546 Télécopieur : 514 872-3567

Permis

Transformation

Numéro	Date du permis
3000239948 -12	2012-06-07

Emplacement des travaux

Localisation 1310A, rue Sainte-Catherine Ouest

Adresse principale 1304 rue Sainte-Catherine Ouest Ouest

Entre Rue de la Montagne **et** Rue Crescent

Nature des travaux

Description des travaux autorisés Au RC, amenager un local en occupation conjointe avec "Le Chateau" pour la Cie Les thés Davids Tea et en façade, remplacer une baie vitrée pour y aménager une alcôve et une porte, tel qu'aux plans approuvés

Nbre d'unités de logements	Nbre de places d'affaires	Nbre de nos municipaux
0	0	0

Informations complémentaires

Numero demande	No lot au cadastre	No compte foncier
3000503614	1341141	26045350
Coût des travaux	**Quartier inspection**	**Code du bâtiment**
80,000.00	02	04B

Intervenants

Propriétaire

SIKRAS CORPORATION
1118 SAINTE-CATHERINE O 211
MONTREAL QC H3B 1H5
CANADA

Demandeur

Dama Construction
117, rue Lindsay
Dorval (Quebec) H9P 2S6
CANADA

Signataire

M. Shawn McCarten
117, rue Lindsay
Dorval (Québec) H9P 2S6
CANADA

Marc Labelle
Directeur

Page 1 de 1
OP404300

Note L'émission du permis n'atteste pas la conformité des travaux visés par la demande au code de construction.

SCHEDULE « B »

GOVERNMENTAL AND/OR MUNICIPAL PERMITS / CONFORMITY TO ZONING BY-LAWS

CERTIFICAT D'OCCUPATION

Exploitant
Les thés DavidsTea

Emplacement
1310A, rue Sainte-Catherine Ouest suite RC

Dossier: 3000503826
Émis le: 2012-06-07

Usage(s) autorisé(s)	FAM	Spécificité(s)
Épicerie	C	
	1 Usage(s)	

Remarque
Occupation conjointe avec le certificat #2155642005 (Le Chateau)

Catégorie(s) d'usage(s) autorisé(s) dans ce secteur au 07 Juin 2012
C.5C / I.3(1)

Page 1 de 1

Montréal
Arrondissement Ville-Marie
Direction de l'aménagement urbain et des services aux entreprises
600, boul. De Maisonneuve Est, 17e étage
Montréal (Québec) H2L 4L8
Téléphone : 514 868-4546 Télécopieur : 514 872-3567

Marc Labelle
Directeur

Il est obligatoire d'afficher ce certificat. Tout changement d'exploitation, d'usage ou toute transformation du local entraineront l'annulation du certificat d'occupation.

Les thés DavidsTea
5775, rue Ferrier
Mont-Royal (Québec) H4P 1N3
Canada

DP40-100

SCHEDULE C

Tenant’s Work and Subtenant’s Work

Tenant’s Work

The Tenant will construct a base building consisting of perimeter enclosing walls, structural frame and floor in accordance with the Tenant’s drawings and specifications.  The Tenant reserves the right to make changes as it deems necessary, acting reasonably.  All of the Tenant’s Work to be performed in the Leased Premises in order to accommodate the Subtenant will be at the Subtenant’s sole cost and expense and shall be payable on reasonable demand.

Subtenant’s Work

The Subtenant shall perform all construction required to ready the Subleased Premises and the Storage Premises for the conduct of the Subtenant’s business therein.

The Subtenant will submit to the Tenant for approval, such approval may not unreasonably be withheld prior to the commencement of the Subtenant’s Work, detailed plans for its proposed work.  Before beginning any work in the Subleased Premises, the Subtenant will provide the Tenant with a valid proof of insurance covering the execution of said Subtenant’s Work.

CORPORATE RESOLUTION

EXTRACT FROM THE RESOLUTION OF THE BOARD OF DIRECTORS OF LE CHATEAU INC.  DATED OCTOBER 6, 2000.

RESOLVED:

THAT

(1)                                 either Herschel H. Segal acting together with any other officer of the Corporation or with the Director, Real Estate of the Corporation, or

(2)                                 the President together with the Director, Real Estate,

be and are hereby authorized to sign, on behalf of the Corporation, all offers to lease and leases for premises to be leased by the Corporation, as well as all other documents of any nature whatsoever relating thereto, including any documents amending or terminating such offers to lease or leases, the whole in such form and on such terms and conditions as the aforesaid signatories may, in their sole discretion, approve, such approval to be conclusively evidenced by their execution of such offers to lease, leases or other documents, as the case may be.

Certified to be a true copy of a resolution adopted by the board of directors of Le Château Inc., the 6th day of October 2000, and further that the said Resolution is in full force and effect as of the date hereof.

Dated this 7th day of September 2012.

/s/ Emilia Di Raddo
Emilia Di Raddo, CA
Secretary